EXHIBIT 15.1


     Report of Independent Registered Public Accounting Firm

The Board of Directors
Molex Incorporated


We have reviewed the accompanying condensed consolidated balance sheet of Molex Incorporated as of September 30, 2004, and the related condensed consolidated statements of income and cash flows for the three-month period then ended. These condensed consolidated financial statements are the responsibility of the Company's management. We have not performed an audit or review of the condensed consolidated financial statements of Molex Incorporated as of June 30, 2004, or as of and for the three-month period ended September 30, 2003.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements at September 30, 2004, and for the three-month period then ended for them to be in conformity with U.S. generally accepted accounting principles.


March 17, 2005                               Ernst & Young LLP